CONSENT OF ERIC P. JENSEN

In connection with the filing of the annual report on Form 20-F for the year ended December 31, 2017 (the “Annual Report”) of EMX Royalty Corporation (formerly Eurasian Minerals Inc.) with the U.S. Securities and Exchange Commission, I hereby consent to the references to my name in the Annual Report.

Dated: April 3, 2018

/s/ Eric P. Jensen
Eric P. Jensen